Exhibit 99.1

Reneo Pharmaceuticals Reports Second Quarter 2024 Financial Results

IRVINE, Calif., Aug. 13, 2024 (GLOBE NEWSWIRE) -- Reneo Pharmaceuticals, Inc. (Nasdaq: RPHM), a pharmaceutical company historically focused on the development and commercialization of therapies for patients with rare genetic mitochondrial diseases, today reported financial results for the second quarter ended June 30, 2024.

Second Quarter and Recent Highlights

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On May 10, 2024, Reneo and OnKure, Inc. entered into a definitive merger agreement to combine the companies in an all-stock transaction (the “Merger”).
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The Merger is expected to create a Nasdaq-listed, clinical stage biopharmaceutical company focused on advancing OnKure’s portfolio of precision oncology therapies.
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The Merger and a concurrent $65 million private investment in public equity (PIPE) financing are expected to close in the second half of 2024, subject to receipt of stockholder approval and satisfaction of other closing conditions.
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Including proceeds from the concurrent PIPE financing, the combined company is expected to have approximately $120 million of cash, cash equivalents and short-term investments at the closing of the Merger.

Financial Results for Three Months Ended June 30, 2024

Reneo reported a net loss of $5.4 million, or $0.16 per share, during the second quarter of 2024, compared to a net loss of $19.5 million, or $0.65 per share, for the same period in 2023. Reneo had $76.7 million in cash, cash equivalents, and short-term investments as of June 30, 2024.

Research and development expenses were $0.6 million during the second quarter of 2024, compared to $14.4 million for the same period in 2023. This decrease was primarily due to the suspension of development activities for mavodelpar and cash preservation activities, including workforce reductions in December 2023 and February 2024.

General and administrative expenses were $5.8 million during the second quarter of 2024, compared to $6.6 million for the same period in 2023. This decrease was primarily due to a decrease of $1.6 million in facility and personnel-related costs related to workforce reductions in December 2023 and February 2024 and a decrease of $1.7 million in commercial development and consulting costs due to the suspension of mavodelpar development activities, offset by an increase of $2.4 million in legal and advisory fees related to the proposed merger with OnKure.

About Reneo Pharmaceuticals

Reneo is a pharmaceutical company historically focused on the development and commercialization of therapies for patients with rare genetic mitochondrial diseases, which are often associated with the inability of mitochondria to produce adenosine triphosphate. For additional information, please see reneopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, express or implied statements regarding the timing and completion of the proposed business combination involving Reneo and OnKure, the concurrent PIPE investment and any related proposed transactions (collectively, the “Proposed Transactions”). Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seem,” “seek,” “should,” “target,” “will,” “would,” and similar expressions that indicate future events or trends or that are not statements of historical matters. These forward-looking statements may include, but are not limited to, statements regarding the Proposed Transactions; the combined company’s cash, cash equivalents and short-term investments, following the Proposed Transactions; the development of the combined company’s current and future product candidates; and the future operations of Reneo.

These forward-looking statements are subject to a number of risks and uncertainties, including, among other things: the risk that the conditions to the closing of the Proposed Transactions are not satisfied, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Reneo, OnKure or the combined company or that the approval of the stockholders of Reneo or OnKure is not obtained on the timeline expected, if at all; uncertainties as to the timing of the closing of the Proposed Transactions and the ability of each of Reneo and OnKure to consummate the Proposed Transactions; risks related to the ability of Reneo and OnKure to correctly estimate and manage their respective operating expenses and expenses associated with the Proposed Transactions pending the closing of the Proposed Transactions; risks associated with the possible failure to realize certain anticipated benefits of the Proposed Transactions, including with respect to future financial and operating results; the potential for the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Proposed Transactions and any agreements entered into in connection therewith; the possible effect of the announcement, pendency or completion of the Proposed Transactions on Reneo’s or OnKure’s business relationships, operating results and business generally; the risk that as a result of adjustments to the exchange ratio, Reneo stockholders and OnKure stockholders could own more or less of the combined company than is currently anticipated; risks related to the market price of Reneo’s common stock relative to the value suggested by the exchange ratio; unexpected costs, charges or expenses resulting from the Proposed Transactions; the potential for, and uncertainty associated with the outcome of, any legal proceedings that may be instituted against Reneo or OnKure or any of their respective directors or officers related to the Proposed Transactions; risks related to OnKure’s early stage of development; the uncertainties associated with OnKure’s product candidates, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the completion of clinical trials; the significant net losses each of Reneo and OnKure has incurred since inception; the combined company’s ability to initiate and complete ongoing and planned preclinical studies and clinical trials and advance its product candidates through clinical development; the timing of the availability of data from the combined company’s clinical trials; the outcome of preclinical testing and clinical trials of the combined company’s product candidates, including the ability of those trials to satisfy relevant governmental or regulatory requirements; the combined company’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of the combined company’s product candidates; the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all; the combined company’s ability to attract, hire, and retain skilled executive officers and employees; the combined company’s ability to protect its intellectual property and proprietary technologies; the combined company’s reliance on third parties, contract manufacturers, and contract research organizations; the possibility that Reneo, OnKure or the combined company may be adversely affected by other economic, business, or competitive factors; risks associated with changes in applicable laws or regulations; those factors discussed in Reneo’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 under the heading “Item 1A. Risk Factors” and in Reneo’s other filings with the SEC; and other risks.

Additional Information and Where to Find It

The information herein does not purport to be all-inclusive or contain all the information that may be required to make a full analysis of Reneo, OnKure, the combined company or the Proposed Transactions. Readers should each make their own evaluation of Reneo and OnKure and of the relevance and adequacy of the information disclosed herein and made available elsewhere by Reneo and OnKure, as described below, and should make such other investigations as they deem necessary.

This press release may be deemed to be solicitation material in respect of the Proposed Transactions. In connection with the Proposed Transactions, Reneo has filed a registration statement on Form S-4 (the “Form S-4”) that contains a proxy statement (the “Proxy Statement”) and prospectus. This press release is not a substitute for the Form S-4, the Proxy Statement or for any other document that Reneo may file with the SEC and/or send to Reneo’s stockholders in connection with the Proposed Transactions. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF RENEO AND ONKURE ARE URGED TO READ THE FORM S-4, THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT RENEO, ONKURE, THE COMBINED COMPANY, THE PROPOSED TRANSACTIONS AND RELATED MATTERS.

After the Form S-4 is declared effective, the definitive Proxy Statement included in the Form S-4 will be mailed to Reneo stockholders as of a record date to be established for voting on the matters to be considered at the Reneo special meeting of stockholders being held in connection with the Proposed Transactions. Investors and security holders may obtain free copies of the Form S-4, the Proxy Statement and other documents filed by Reneo with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Reneo with the SEC are available free of charge on Reneo’s website at www.reneopharma.com/investors or by contacting Reneo’s Investor Relations at investors@reneopharma.com.

Participants in the Solicitation

Reneo, OnKure and their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies from Reneo’s stockholders with respect to the Proposed Transactions under the rules of the SEC. Information about the directors and executive officers of Reneo and their ownership of common stock of Reneo is set forth in its Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on March 28, 2024, as amended on April 26, 2024, including under the sections entitled “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”, and “Item 13. Certain Relationships and Related Transactions, and Director Independence”. To the extent the security holdings of directors and executive officers of Reneo have changed since the amounts described in this filing, such changes are set forth on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, which can be found at no charge at the SEC’s website at www.sec.gov. In addition, certain of Reneo’s executive officers are expected to provide consulting services to the combined company following the closing of the Proposed Transactions. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are included in the Form S-4 and the Proxy Statement. You may obtain free copies of this document as described above.

OnKure and its directors and executive officers, which consist of R. Michael Carruthers, Isaac Manke, Ph.D., Andrew Phillips, Ph.D., who are the non-employee members of the OnKure board of directors, Nicholas A. Saccomano, Ph.D., OnKure’s President and Chief Executive Officer and a member of the OnKure board of directors, and Jason Leverone, OnKure’s Chief Financial Officer, may be deemed to be participants in the solicitation of proxies from Reneo stockholders in connection with the Proposed Transactions. In the Proposed Transactions, certain outstanding, unvested equity awards held by Dr. Saccomano will become fully vested. Following the closing of the Proposed Transactions, Dr. Saccomano and Mr. Leverone will be named the President and Chief Executive Officer and Chief Financial Officer, respectively, of Reneo. Additional information about the OnKure directors and executive officers, including their direct and indirect interests in Reneo, by security holdings or otherwise, are included in the Form S-4 and the Proxy Statement. That document can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release is for informational purposes only and is neither an offer to sell, nor a solicitation of an offer to buy or subscribe for, any securities of Reneo or OnKure, nor is it a solicitation of any vote in any jurisdiction with respect to the Proposed Transactions or otherwise.

RENEO PHARMACEUTICALS, INC.

Consolidated Balance Sheets

(In thousands, except share and par value data)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,970	$27,632
Short-term investments	40,704	75,331
Prepaid expenses and other current assets	1,316	3,659
Total current assets	77,990	106,622
Property and equipment, net	81	134
Right-of-use assets	493	599
Other non-current assets	153	81
Total assets	$78,717	$107,436
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$64	$8,717
Accrued expenses	953	9,129
Operating lease liabilities, current portion	331	331
Total current liabilities	1,348	18,177
Operating lease liabilities, less current portion	492	642
Performance award	8	7
Total liabilities	1,848	18,826
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized at June 30, 2024 and December 31, 2023; 33,420,808 shares issued and outstanding at June 30, 2024 and December 31, 2023	3	3
Additional paid-in capital	309,140	307,073
Accumulated deficit	(232,261)	(218,474)
Accumulated other comprehensive (loss) income	(13)	8
Total stockholders’ equity	76,869	88,610
Total liabilities and stockholders’ equity	$78,717	$107,436

RENEO PHARMACEUTICALS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$590	$14,400	$5,533	$25,389
General and administrative	5,774	6,639	10,396	11,771
Total operating expenses	6,364	21,039	15,929	37,160
Loss from operations	(6,364)	(21,039)	(15,929)	(37,160)
Other income	1,003	1,508	2,142	2,522
Net loss	(5,361)	(19,531)	(13,787)	(34,638)
Unrealized (loss) gain on short-term investments	(1)	(43)	(21)	12
Comprehensive loss	$(5,362)	$(19,574)	$(13,808)	$(34,626)
Net loss per share attributable to common stockholders, basic and diluted	$(0.16)	$(0.65)	$(0.41)	$(1.25)
Weighted-average shares used in computing net loss per share, basic and diluted	33,420,808	30,215,321	33,420,808	27,640,172

RENEO PHARMACEUTICALS, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net loss	$(13,787)	$(34,638)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,067	2,364
Depreciation and amortization	28	83
Amortization/accretion on short-term investments	(1,644)	(2,011)
Changes in the fair value of performance award	1	847
Non-cash lease expense	129	241
Loss on disposal of fixed asset	27	3
Changes in operating assets and liabilities:
Prepaid and other assets	2,360	1,542
Accounts payable and accrued expenses	(16,829)	6,690
Operating lease liabilities	(173)	(283)
Net cash used in operating activities	(27,821)	(25,162)
Cash flows from investing activities
Purchases of property and equipment	(2)	(177)
Purchase of available-for-sale short-term investments	(67,750)	(132,327)
Proceeds from maturities of available-for-sale short-term investments	104,000	82,000
Net cash provided by (used in) investing activities	36,248	(50,504)
Cash flows from financing activities
Payments of deferred costs in connection with private placement transaction	(89)	—
Proceeds from public offering of common stock, net of offering costs	—	58,862
Proceeds from private placement of common stock, net of offering costs	—	4,667
Proceeds from issuance of common stock under the at-the-market facility, net of offering costs	—	1,009
Proceeds from issuance of common stock in connection with equity plans	—	282
Net cash (used in) provided by financing activities	(89)	64,820
Net increase (decrease) in cash and cash equivalents	8,338	(10,846)
Cash and cash equivalents, beginning of period	27,632	19,927
Cash and cash equivalents, end of period	$35,970	$9,081
Noncash investing and financing activities:
Property and equipment in accounts payable	$—	$10

Contact:

Danielle Spangler
Investor Relations
Reneo Pharmaceuticals, Inc.
dspangler@reneopharma.com